Exhibit 99.1

For Immediate Release

AlloVir Announces Positive Preliminary Data from the Ongoing Phase 2 Posoleucel Multi-Virus Prevention Study at the 63rd American Society of Hematology Annual Meeting

Of the 23 high-risk allogeneic hematopoietic cell transplant patients in this analysis, no end-organ viral disease was observed

Of the 13 patients who completed through the Week 14 primary endpoint, 11 remained free of clinically significant infection

Strength of these preliminary efficacy and safety data support advancement of posoleucel into a Phase 3 registrational trial expected to initiate in 1H 2022

Company to host virtual investor event on December 13

Waltham, Mass., December 11, 2021 – AlloVir (Nasdaq: ALVR), a late-clinical stage allogeneic T-cell immunotherapy company, today announced preliminary data from the ongoing open-label portion of a Phase 2 study assessing the safety and efficacy of posoleucel (Viralym-M, ALVR105) for the prevention of clinically significant infections and end-organ diseases from six potentially life-threatening viruses in high-risk patients following allogeneic hematopoietic cell transplantation (allo-HCT). Out of 23 patients who received at least one dose of posoleucel in the ongoing study, including those who completed, discontinued or are continuing posoleucel, only three clinically significant infections were observed through Week 14 and no patients developed end-organ viral disease as of the data cut-off for this preliminary analysis. Of the 13 patients who completed through the Week 14 primary endpoint, 11 remained free of clinically significant infection. These initial results represent a substantial reduction in the expected rate of clinically significant viral infections or diseases in this high-risk patient population. Repeat dosing of posoleucel was generally well-tolerated. These data were presented today at the 63rd American Society of Hematology (ASH) Annual Meeting and Exposition.

Based on preliminary data from this Phase 2 study, the U.S. Food and Drug Administration (FDA) has agreed in principle with the company’s plan to advance from this Phase 2 open-label study into a Phase 3 registrational trial. The company plans to initiate this study in the first half of 2022, following FDA review of the final protocol.

Posoleucel, the company’s lead investigational product, is an allogeneic, off-the-shelf, virus-specific T cell (VST) therapy being evaluated for the prevention of six potentially life-threatening viruses that commonly impact allo-HCT patients – adenovirus (AdV), BK virus (BKV), cytomegalovirus (CMV), Epstein-Barr virus (EBV), human herpesvirus-6 (HHV-6) and JC virus (JCV). Nearly 90% of all allo-HCT patients will reactivate at least one of these viruses following allo-HCT, and approximately two thirds of these patients reactivate multiple viruses. Based on an analysis of peer-reviewed published data and electronic medical record reviews, approximately 70% of high-risk allo-HCT patients develop clinically significant infection or end-organ disease from one or more of these viruses following allo-HCT. There are currently no effective preventive therapies that can target these multiple viruses simultaneously, resulting in significant and prolonged morbidity, hospitalization and premature death.

-more-

“Viral infections frequently occur after allogeneic hematopoietic cell transplant and commonly lead to serious complications that can be life-threatening and negatively impact patient survival. Treatment is often complicated by adverse effects of antiviral medications that do not address the underlying issue – the immune-deficient state,” said Sanjeet Dadwal, M.D., Chief, Division of Infectious Diseases, and Professor of Medicine, City of Hope, and posoleucel study investigator. “Posoleucel has the potential to address the underlying immune deficit that leaves these patients vulnerable to viral infections and aims to work as a bridge to eventual immune reconstitution of the patient. The ability to prevent six serious viral infections or diseases in high-risk situations, such as soon after allo-HCT, would be a significant advancement, minimizing the downstream effects of these viral infections.”

“We are encouraged and excited by these positive data that support the potential for posoleucel to change the treatment paradigm for allogeneic hematopoietic cell transplant recipients, moving upstream to prevent viral infections or diseases before they occur,” said Diana Brainard, M.D., Chief Executive Officer, AlloVir. “Based on the strength of these data and the tremendous unmet medical need, we look forward to working with urgency with regulators and the transplant community to initiate a global Phase 3 multi-virus prevention study in the coming months which, in combination with our other posoleucel Phase 3 treatment studies for virus-associated hemorrhagic cystitis and adenovirus, present a critically important opportunity to better serve allo-HCT patients.”

Overview of the Multi-Virus Prevention Study Open-Label Preliminary Data

This two-part multicenter, randomized, double-blind, placebo-controlled study is evaluating the efficacy and safety of posoleucel for the prevention of six viral infections – AdV, BKV, CMV, EBV, HHV-6 and JCV. The Phase 2 open-label portion of this study is enrolling 25 high-risk allo-HCT patients. Patients receive up to seven biweekly posoleucel infusions and are tested for viremia by polymerase chain reaction (PCR) on a weekly basis against all six viruses over a period of 14 weeks. Following this dosing period, patients receive follow-up through Week 26.

At the time of the data cut-off for this preliminary analysis, 23 high-risk allo-HCT patients received at least a single dose of posoleucel, including 13 patients who had completed through Week 14, one patient who discontinued the study and nine patients whose evaluation for the primary endpoint is ongoing. Of these patients, 14 (61%) received cells from haploidentical donors, six (26%) from mismatched unrelated donors, two (9%) from matched unrelated donors with T cell depletion or with lymphopenia, and one (4%) from umbilical cord blood.

In this preliminary analysis, high-risk allo-HCT patients receiving posoleucel experienced no end-organ disease and had rates of clinically significant viral infections substantially lower than the expected rate estimated through an analysis of peer-reviewed published data and electronic medical record reviews.

The primary study endpoint is the number of new onset clinically significant infections or end-organ disease through Week 14. Among the 23 patients who received at least a single dose of posoleucel, only three of 138 possible clinically significant infections from these six common and life-threatening viruses were observed through 14 weeks. Three out of 23 patients experienced one clinically significant viral infection each. Specifically, two patients initiated preemptive CMV treatment with valganciclovir following withdrawal of letermovir, and one patient started rituximab for EBV in the setting of receiving high-dose steroids.

-more-

Repeat posoleucel dosing has been generally well-tolerated, with no unanticipated safety signals. The observed rates and severity of graft versus host disease did not exceed those expected in this high-risk allo-HCT patient population. Two (9%) treatment-related serious adverse events were reported.

Virtual Investor Event Details

The company will host a virtual investor event on Monday, December 13, 2021, at 8:00 a.m. EST. A live audio webcast of the presentation will be available on the Investors & Press section of the AlloVir website at https://ir.allovir.com/events-and-presentations. An archived replay of the presentation will be available on the website for 30 days following the event.

About Posoleucel

AlloVir’s lead product, posoleucel, is in late-stage clinical development as an allogeneic, off-the-shelf, multi-virus specific T-cell therapy targeting six viral pathogens in immunocompromised individuals: adenovirus (AdV), BK virus (BKV), cytomegalovirus (CMV), Epstein-Barr virus (EBV), human herpesvirus-6 (HHV-6) and JC virus (JCV). In the positive Phase 2 proof-of-concept CHARMS study, more than 90% of patients who failed conventional treatment and received posoleucel demonstrated a complete or partial clinical response based on predefined criteria, most with complete elimination of detectable virus in the blood and resolution of major clinical symptoms. FDA has granted posoleucel Regenerative Medicine Advanced Therapy (RMAT) designation for the treatment of hemorrhagic cystitis (HC) caused by BKV in adults and children following allo-HCT, and Orphan Drug Designation for the treatment of virus-associated HC. The European Medicines Agency has granted posoleucel PRIority Medicines (PRIME) designation for the treatment of serious infections with AdV, BKV, CMV, EBV and HHV-6, and Orphan Medicinal Product designation as a potential treatment of viral diseases and infections in patients undergoing HCT.

About AlloVir

AlloVir is a leading late clinical-stage cell therapy company with a focus on restoring natural immunity against life-threatening viral diseases in pediatric and adult patients with weakened immune systems. The company’s innovative and proprietary technology platforms leverage off-the-shelf, allogeneic, single- and multi-virus-specific T cells for patients with T cell deficiencies who are at risk from the life-threatening consequences of viral diseases. AlloVir’s technology and manufacturing process enable the potential for the treatment and prevention of a spectrum of devastating viruses with each single allogeneic cell therapy. The company is advancing multiple mid- and late-stage clinical trials across its product portfolio. For more information, visit www.allovir.com or follow us on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding AlloVir’s development and regulatory status of our product candidates, the planned conduct of its preclinical studies, and clinical trials and its prospects for success in those studies and trials, and its strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking

-more-

statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to AlloVir’s financial results, the timing for the initiation and successful completion of AlloVir’s clinical trials of its product candidates, whether and when, if at all, AlloVir’s product candidates will receive approval from the U.S. Food and Drug Administration, or FDA, or other foreign regulatory authorities, competition from other biopharmaceutical companies, the impact of the COVID-19 pandemic on AlloVir’s product development plans, supply chain, and business operations and other risks identified in AlloVir’s SEC filings. AlloVir cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. AlloVir disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent AlloVir’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

###

Media and Investor Contact:

Sonia Choi

AlloVir

schoi@allovir.com